Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

DUKE Robotics Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	457(o)		$		$0.0001381	$
Fees to be Paid	Other	Warrants		457(o)				0.0001381
Fees to be Paid	Other	Units		457(o)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf			457(o)		$	$50,000,000.00	0.0001381		$6,905.00

Total Offering Amounts:							$50,000,000.00			6,905.00
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:										$6,905.00

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Offering Note(s)

(1)	(a) There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of warrants to purchase common stock, and such indeterminate number of units representing an interest in two or more securities, which may or may not be separable from one another, as shall have an aggregate initial offering price not to exceed $50,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(b) The proposed maximum aggregate offering price per common stock will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the Ordinary Shares registered hereunder and is not specified in reliance on Rule 457(o) under the Securities Act and General Instruction II.D of Form S-3 under the Securities Act.

(c) Consisting of some or all of the securities listed above, in any combination.